Exhibit 99.2

ReposiTrak

Fiscal Third Quarter 2026 Earnings Call

May 14, 2026

C O R P O R A T E  P A R T I C I P A N T S

Jeff Stanlis, FNK IR, LLC

John Merrill, Chief Financial Officer

Randall Fields, Chairman and Chief Executive Officer

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings, and welcome to the ReposiTrak Fiscal Third Quarter 2026 Earnings Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone requires Operator assistance during the conference, please press star zero on your telephone keypad.

As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Jeff Stanlis of FNK IR. You may begin.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for the ReposiTrak fiscal third quarter 2026 conference call.

Hosting the call today are Randy Fields, ReposiTrak’s Chairman and CEO, and John Merrill, ReposiTrak’s CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations. ReposiTrak's remarks are subject to risks and uncertainties, and actual results may differ materially. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at ReposiTrak.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

As we close out the third quarter of fiscal 2026 and head into the final quarter of the fiscal year, I want to spend a few minutes reinforcing the long-term framework that continues to guide our execution, operating discipline, and capital allocation strategy. At ReposiTrak, our strategy has remained disciplined and consistent. We've remained focused on building a highly scalable SaaS platform characterized by recurring revenue, expanding operating margins, cash flow generation, and a conservatively capitalized balance sheet. At the same time, we have maintained a balanced approach towards reinvestment, innovation, and direct shareholder returns. I believe our results demonstrate the strength and consistency of that operating framework.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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First, our transition to a recurring SaaS revenue model has fundamentally transformed both the quality and predictability of our business. Since fiscal 2020, we have converted more than $7 million of historical one-time revenue streams into recurring SaaS revenue. During that same time period, recurring revenue increased from approximately 62% of total revenue to more than 98% today. Importantly, we accomplished this transition while simultaneously eliminating approximately $2 million of high-touch, low-margin revenue opportunities that no longer align with our long-term strategic direction. While those decisions reduced near-term revenue opportunities at that time, they created capacity for higher-value recurring revenue streams and positioned the Company for sustainable long-term margin expansion.

Second, we have remained highly focused on operational discipline and efficiency. Since fiscal 2020, we have reduced annual operating expenses from approximately $19 million to roughly $16 million, while simultaneously eliminating $6.4 million of bank debt. At the same time, our profitability profile has improved significantly. Net margins have expanded from approximately 8% several years ago to north of 30% today. We believe this performance continues to demonstrate the operating leverage embedded within our SaaS model and the scalability of the underlying platform.

Third, we continue to prioritize strong cash generation and disciplined capital allocation. Since fiscal 2020, net cash has compounded at approximately 16% annually. We define net cash as total cash, less bank debt and lease obligations. Net cash increased from approximately $13.7 million in fiscal 2020 to nearly $28 million by fiscal 2025, providing us with flexibility to invest in SPAR Group while still maintaining a very strong liquidity position and zero bank debt. We believe the SPAR investment aligns with our broader platform expansion objectives and has the potential to generate attractive long-term shareholder value. The collaboration also supports our broader vision of extending our platform capabilities from supply chain intelligence into operational execution.

Our capital allocation framework remains balanced between reinvestment opportunities and disciplined shareholder returns. During the current fiscal year-to-date period alone, we have returned roughly $5 million to shareholders through common share repurposes, preferred share redemptions and dividends. Since inception of our capital return initiatives, we have repurchased and retired a meaningful amount of both common and preferred shares. In addition, we have increased the common dividend three separate times by 10% each time since the program was initiated in 2022.

Meanwhile, we continue investing selectively in long-term strategic initiatives across three primary areas. The first area is product innovation. We are responding directly to customer pain points with solutions designed to improve supply chain visibility, reduce labor dependency and increase data accuracy across increasingly complex distribution environments. Our touchless traceability initiative represents an important extension of the repository traceability network, or RTN. We believe this solution represents a significant advancement in how FDA-compliant traceability can be implemented efficiently and at scale across the global food supply chain.

Second, we continue strengthening our intellectual property portfolio. During the quarter, we filed two additional patent applications. One relates directly to touchless traceability, while the second covers innovative methods for identifying and automatically correcting data integrity issues within integrated supply chain environments. ReposiTrak has a long history of protecting its innovation through patents, and we now maintain a portfolio of nine U.S. patents, further extending our competitive positioning and intellectual property portfolio.

Third, we continue modernizing our software architecture and internal systems infrastructure, including targeted artificial intelligence initiatives intended to further enhance automation, workflow efficiency, and platform scalability. Importantly, we do not anticipate a meaningful increase in cash operating expenses or capital expenditures associated with these initiatives.

Let's get to the numbers. Third quarter fiscal 2026 revenue was $5.9 million, essentially flat year-over-year, compared to $5.9 million in the prior year quarter. As a reminder, the March quarter of fiscal 2025 benefited from elevated traceability onboarding activity ahead of the original FDA compliance deadlines, which contributed to approximately 16% revenue growth during that period. Following the FDA's extension of the FSMA 204 compliance deadline, that accelerated onboarding activity did not recur at the same magnitude during the current year quarter.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Despite this temporary timing shift in onboarding activity, we continue to deliver meaningful growth and profitability. Total operating expenses decreased 12% year over year to $3.6 million, compared to $4.1 million in the prior year period. Income from operations increased 24% to approximately $2.3 million, compared to $1.8 million in the prior year quarter. GAAP net income increased 1% to approximately $2 million, while net income attributed to common shareholders increased 4% to approximately $2 million. It is also important to note again that the Company no longer benefits from significant net operating loss carry forwards to offset taxable income.

During the third quarter of fiscal 2026, tax expense increased approximately 200% from prior year period, representing roughly a $300,000 increase. As a result, our effective tax rate was approximately 18% for the quarter, and we continue to model an effective tax rate of approximately 20% going forward.

Basic earnings per share for the quarter were $0.11 per share, while diluted earnings per share were $0.10 per share.

Turning to the year-to-date numbers, for the first nine months of fiscal 2026, total revenue increased 5% year-over-year to $17.7 million, compared to $16.8 million in the prior year period. Total operating expenses declined 4% to $11.7 million. Income from operations increased 28% to $6 million, compared to $4.6 million in the prior year period. GAAP net income increased 6% to $5.5 million, while net income to common shareholders increased 9% to $5.4 million.

Year-to-date diluted earnings per share increased 9% to $0.28 per share, compared to $0.26 per share in the prior year period. We ended the quarter with approximately $26.4 million in cash and zero bank debt. Operating cash flow generation also remained strong. For the first nine months of fiscal 2026, the Company generated $6 million in cash from operations.

Now let me address our capital allocation initiatives in more detail. During the fiscal year, we have repurchased 144,000 common shares for approximately $1.8 million at an average purchase price of approximately $12.50 per share. Since inception of the buyback program, we have repurchased approximately 2.3 million shares for approximately $15 million at an average cost of roughly $6.60 per common share. We currently have $6 million remaining under the existing Board authorization. Importantly, the Company does not hold treasury shares. Repurchased shares are immediately retired, which further enhances the long-term accretive impact of the buyback program.

During fiscal 2026, we have redeemed 175,000 preferred shares, with approximately 161,000 shares left outstanding. Finally, regarding the dividend, on March 20, 2026, our Board declared a quarterly cash dividend of $0.02 per share payable to shareholders of record as of March 31, 2026. This marks the third consecutive annual 10% increase in the Company's dividend since the program was initiated in September of 2022.

As we look ahead, our priorities remain unchanged. Disciplined execution, sustainable recurring revenue growth, continued profitability expansion, prudent capital allocation, balance sheet strength, and long-term shareholder value creation. Our objectives remain straightforward, to continue delivering superior value to customers, continue strengthening the scalability of the platform, continue generating durable cash flow, and continue executing with consistency and discipline over the long term.

Thanks, everyone, for taking the time today. At this point, I'll turn the call back over to Randy. Randy?

Randall Fields

Thanks, John.

This was a strategically important quarter for ReposiTrak. The progress we made and the differentiation we continue to add is vitally important to our future. In the quarter, we continue to fortify several of the competitive modes around our business through intellectual property protection and an innovative new relationship. These actions are particularly important to mitigate any possible future threat from AI-developed software.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Importantly, our different business lines are now converging into a single platform of easily added high-value applications for our customers. What we have and will continue to build is a platform that gives us and our customers significant operational and financial advantages. I'm going to spend a little bit of time on those.

Through the lens of ReposiTrak in the age of AI-created apps, creating a platform in which data is shared, errors are decreased, costs are minimized, and functionality expanded without additional implementation is very compelling. We have meaningful capabilities already integrated into this platform, and we'll continue to add additional capabilities to augment this end-to-end food safety and supply chain solution set.

Increasingly, ReposiTrak is well-positioned to identify and remediate issues from out-of-stocks on the shelves to helping to select safest vendors for our customers, etc. There is literally no one else that can do what we do end-to-end for our customers. No one. Over time, we'll continue to capitalize on that advantage. Most companies that have multiple applications, as we do, actually have multiple different source code bases that they have to maintain. That means they have multiple development teams. We have one source code base, one group of developers, and one very robust development environment that enables us to be fast in the development process, robust in avoiding bugs, and extraordinarily cost-effective.

From the lens of a customer, on the other hand, suppose you have an application that does work in, say, compliance. Then you have an application that does work in the supply chain, obviously, addressing those same suppliers. Then finally, suppose you're doing traceability that also uses that same set of suppliers. Using ReposiTrak solution set, a critical advantage for the customer, is that having all of those functionalities in a single platform means there's only one place where the supplier list exists and is maintained. If you have three different applications from three different software vendors, you will constantly be struggling to make sure there's only one accurate set of suppliers with the same set of contacts at those suppliers, etc. It's a very important advantage.

It's important to note that this is also a wide moat with regard to AI coding. Small apps can often be built with an AI-type tool. The truth is these AI-created tools and other one-off solutions are not going to deliver platform functionality. For the most part, they have extreme security vulnerabilities. Bottom line is that operating from a single platform gives us a less expensive, faster, less error-prone, and far more secure environment for ourselves and our customers.

Now let's go back and revisit the initiatives of the last quarter. The first significant strategic initiative was buttressing our intellectual property. We filed for two key patents around our touchless traceability solution.

Please remember touchless traceability is an AI-powered, self-learning, automated solution to enable traceability. We believe it is the only solution that can comply with the pending FDA mandate, let alone do that at scale and do it without adding significant cost to food items or changing how a customer's distribution center actually works. It is exactly what the name implies, touchless.

Other systems require that cases be scanned or touched multiple times as they move through a distribution center. Touchless traceability requires none of that. We use electronic data to track products, not data gathered from manual scanning of boxes. Due to regulatory requirements, we elected to wait until the patents were filed before selling the solution. Nonetheless, selling that service is now commencing. Keep in mind that the lag time for traceability revenue and customer implementation is longer than in our other services. It's very clear that the market interest in issues around traceability is growing and certainly reinforces our belief that as the year progresses, the number of inquiries and new starts will increase, and we're preparing for that.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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In the last 45 days, a leading grocery retailer and a leading wholesale grocery cooperative in the southern U.S. have achieved full end-to-end traceability using our touchless traceability solution. You may have noticed our announcements about those successes. Believe it or not, there are still only two wholesalers or retailers that can track products from the supplier to their distribution center and then on to their retail stores without ever having to touch the product or invest heavily in the manual processes. Both of those companies are our customers using our technology. These successes will become an important part of our story in the next several years as the traceability deadlines approach.

As I've discussed previously, the largest issue with traceability continues to be the accuracy of supplier data. Garbage in, garbage out. The error rate in data we initially received from suppliers working on the system, especially small suppliers, is at least 50% and as high as 70%. An important fact, it's not simply missing data because that would be easy to identify, meaning you'd look at a form and there's a field missing. It's not missing data. It's wrong data. That creates a very substantial risk that, in a sense, bad data is being passed from a supplier to his customer, infecting that customer's system, who in turn sends bad data to his customer, infecting that customer's system, and so on and so forth, all the way through the supply chain.

Interestingly, without our patent-pending detection system, no one even knows these errors exist, but one day they will. Our lead in actually doing traceability has enabled us to create an AI-based system that deals with this particular problem. No one else can identify and fix these errors. It takes AI and learnings from millions of records to know that a current document is actually incorrect. It's a little bit like the problem that I'm sure all of you have experienced with spellcheck. If you use a word that's properly spelled but incorrect contextually, spellcheck won't find it. For example, if you accidentally type the word tour, T-O-U-R, instead of the word our, O-U-R, spellcheck won't find the error. This is where our service is, in fact, unique.

While competitors try and find and fix errors manually, if they catch them at all, we're doing that automatically in near real time. Touchless traceability extends that to traceability itself. We mean it when we say touchless.

Our second important initiative began last quarter with identifying a partner that can expand ReposiTrak's toolset from identifying issues to providing a human fix for those issues. Years ago, very large CPG companies had extensive field organizations that were able to go into stores and do what was necessary. Those days are long gone. Importantly, now there are literally thousands of smaller suppliers that need this kind of assistance when an issue is identified. For example, how did they get a product they may have sent to a store, UPS or FedEx, out of the back room and onto the shelf? Or what if sales data is indicating that the product is out of stock in a store? What do they do to fix it?

In short, there's an enormous number of opportunities to actually help suppliers and retailers fix, not simply identify problems. Accordingly, we've formed a collaboration with a SPAR group to address the opportunity.

This collaboration also represents an enormous barrier, in case it isn't obvious, to the so-called AI threat. AI can identify a problem on a shelf. AI cannot restock the shelf. AI can flag a recall. AI cannot pull the products. The bottleneck in retail isn't intelligence, it's hands. SPAR brings the hands.

It's early, so I don't want to spend too much time on this, but we see a very interesting and important extension of our capabilities, not to mention an incredible defense against AI-built tools. How will this relationship work? We've gotten really good at identifying issues automatically, as you know. We can identify out-of-stock situations, as well as products that need to be removed from the shelves for various reasons, just to name a couple of examples. However, our focus has not, and never has been, on resolving the in-store problems we identify. Our limitation has been on the execution for the supplier or the retailer to enable them to fix the problem. The relationship with SPAR could now close that gap.

ReposiTrak can now identify an issue and soon dispatch a trained team from SPAR to restock the shelves, remove the dated merchandise, or address a recall. This relationship results in not only diagnosis, but the execution of the solution for a problem. In our view, the very best defenses against an AI competitor are people. People meaning to do the work that AI has identified.

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The benefits are all around for this collaboration. The retailer, still dealing with labor shortages, doesn't have to devote any resource to fixing issues. The vendor benefits by increasing sales and keeping retailers happy. The retailer benefits by having full shelves, happy customers, and obviously higher sales. It's a big deal in an industry where margins are as tight as they are in retail. We have several programs in development, including new systems with this people-added idea. Over the next year or so, we'll see if the idea has the legs that we currently think it does.

We're doing all of this, bolstering our IP portfolio, improving our solutions, continuing to evaluate what we can do better to increase sales, reduce risk, and reduce expenses, not only for the customer, but for ReposiTrak as well. We have a lot more work ahead of us. It's all part of our model. In the meantime, we're currently seeing excellent expansion of our supply chain business and the earliest stages of an acceleration in our traceability work. Keep in mind, again, that there are lags on both of those services between work and revenue, but we're certainly pleased with what we're seeing.

With that, I'd like to now open the call for questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question today comes from Thomas Forte of the Maxim Group. Please proceed with your question.

Thomas Forte

Great. Thanks, Randy. John, congrats on the quarter. Two questions from me. I want to start with the second one, and I'm thinking about the first one. Randy, agenda commerce is a hot topic this quarter. It was discussed often in the mega cap tech calls, including Amazon, Meta platforms, among others. Randy, I consider you an expert on artificial intelligence, given your background and experience, and would appreciate your thoughts on agentic commerce and what it may or may not mean, in particular, for the food retail category.

Randall Fields

Oh, nice question. Thank you, Tom. Look, there is a limitation, as I mentioned, in terms of food for AI, agentic commerce, or any of those ideas to actually provide very significant benefit. The advantage that retail grocers have defensively is their business is actually people intensive. It requires products to get ordered. Can that be done automatically? It already is today. No major advances coming from AI. What else do they do? They take inbound trucks of products and put them into a distribution center. Any opportunity for AI in that? Very limited. It's a people and truck business. They move product through a DC to the end of the DC. Any opportunities for automation? Yes. How did that work out for Kroger that just spent, I don't know, $1 billion to $2 billion to do that, and it didn't work?

The grocery business is already highly competitive, very, very effective in terms of efficiencies, but you're at a stall point with regard to what AI ultimately can do. In other words, in this particular industry, agentic commerce is an interesting thing to talk about, but it's not really going to be significantly impactful. We believe, and we've been doing AI for a long, long time, that we're close to that point where providing more insights as to what's wrong is not the issue. The question is, how do you get this stuff fixed? The answer, we believe, is what we're doing, as we mentioned, with an organization that has people that can get to stores and actually fix the issues. Someday, probably offline, I'll tell you more about how we see this whole problem, if you will, of artificial intelligence. (Multiple speakers).

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Thomas Forte

Excellent. For my second question, can you talk about—you've wet my appetite with the SPAR Group news, but I'm just going to ask a simple question. How can investors measure the success of the SPAR Group partnership? What are the KPIs? How can we measure the success?

Randall Fields

Two things. I mentioned that right now, for a whole variety of reasons, we've seen a substantial increase in our inbound interest around what we call supply chain, scan-based trading, things like that, things that touch products as they're going into stores and distribution centers. At the same time that was happening, the opportunity with SPAR presented itself, and we really did realize that there is this need to fix the problems, not just tell people about the problems. It's sort of like if you knew you had a problem with your car, now what? Now what? The answer is you've got to take it to a mechanic—that's the hands—to fix the car.

We want to move from diagnostics to remediation. Here's the way we think it'll show up. It's too early for you to see the KPIs, but in about six months we would expect to see the impact on us financially in terms of the relationship with SPAR. But this seriously happens. We put together a joint presentation. We've only been doing this a month. We went to a household name that everybody on this call would know, one of the largest—consider them CPG drug companies in the world. We presented this idea to them, and in a single phone call they went from, this has broad implication for how we could go to market with a whole variety of our products. How do we accelerate this?

I'll be surprised if we don't end up with a deal, and a deal with something like that is a deal at scale. It's not a $50,000-a-year deal. If it happens at all, it'll be substantial. But that's the first prospect that we've exposed it to. It would appear that the idea a priori has tremendous legs, and now we have to get out and do it, and the revenue should show up in six to nine months. How's that?

Thomas Forte

That's excellent. All right, so I apologize for not being able to ask my usual four or five questions, but I'm juggling multiple calls.

Randall Fields

It's okay. Thanks for being on, Tom. You bet.

John Merrill

Thanks, Tom.

Operator

There are no further questions at this time. I'd like to turn the floor back over to Randy Fields for closing comments.

Randall Fields

Okay, well, once again, thank you guys for joining us this afternoon.

These two or three things, this opportunity that we're talking about in terms of remediation of problems is potentially a very large opportunity for us. We like how traceability is going. We're getting more and more interest in it, and that patent protection that we've created we think will funnel in the long run more and more business to us for traceability.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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We feel good about where we are. Any questions, get back to John or Randy. Thank you guys for taking the time. Have a good afternoon.

John Merrill

Thanks for the time.

Randall Fields

Bye.

John Merrill

Bye-bye.

Operator

Ladies and gentlemen, thank you for your participation. This concludes today's event. You may disconnect your lines and have a wonderful day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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